Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mary A. Chaput Executive Vice President and Chief Financial Officer (615) 665-1122

AMERICAN HEALTHWAYS REPORTS 60% GROWTH
IN SECOND-QUARTER EARNINGS TO $0.24 PER DILUTED SHARE

Lives Under Management Expand 41% to 1,487,000

NASHVILLE, Tenn. (March 17, 2005) – Ben R. Leedle, Jr., president and chief executive officer of American Healthways, Inc. (NASDAQ: AMHC), today announced financial results for the second quarter of fiscal 2005. Revenues increased 32% to $75,337,000 for the second quarter, which ended February 28, 2005, from $57,122,000 for the second quarter of fiscal 2004. Net income grew 59% to $8,441,000 from $5,324,000. Earnings per diluted share were $0.24 for the latest quarter, up 60% from $0.15 for the second quarter of fiscal 2004.

        Leedle commented, “American Healthways continued to produce strong profitable growth for the second quarter of fiscal 2005, meeting the high end of our earnings guidance. The principal components of our growth remain in place, with a substantial increase in actual lives under management from the second quarter of fiscal 2004 resulting primarily from contracts with new health plan customers, contract expansions with existing health plan customers and significant growth in contracts with self-insured employers on behalf of our health plan customers. In addition, during the second quarter, we again demonstrated our ability to expand our market through new services, even as we strengthened our foundation for future growth through our innovative collaboration with the industry’s thought leaders. As previously discussed, we also took a critical step toward a large new potential market through our participation in two of the nine pilots awarded by the Centers for Medicare & Medicaid Services (CMS) under the Chronic Care Improvement Program (CCIP).”

        The highlights of the Company’s performance for the second quarter of fiscal 2005 include:

•	Strong Growth in Actual Lives Under Management – Actual lives under management increased to 1,487,000 at the end of the second quarter of fiscal 2005, up 41% from 1,054,000 at the end of the second quarter of fiscal 2004. The substantial number of lives added for new contracts and self-insured employers during the quarter more than offset the normal seasonal disenrollment experienced during the second quarter as employees selected their health plans for 2005 at the start of the calendar year. As a result, and for the second consecutive year, the Company produced a sequential-quarter increase in actual lives under management in its second fiscal quarter, which grew a net 5% from 1,419,000 at the end of the first quarter of fiscal 2005. Annualized revenues in backlog were $14,360,000 at the end of the second quarter.

•	High Demand from Self-Insured Employers – Due to the large backlog at the end of the first quarter, American Healthways produced rapid growth in self-insured lives under management, which increased 131% to 488,000 at the end of the second quarter from the same time in fiscal 2004. This performance marks the eighth consecutive quarter for which these lives have increased at a rate in excess of 100% on a comparable-quarter basis. Self-insured lives also increased 21% sequentially, over the first quarter of fiscal 2005. This growth reflects the expansion of contracts to provide disease management and care enhancement services on behalf of the Company’s health plan customers to 320 specifically identifiable employers compared to 127 at the same time in fiscal 2004 and 265 at the end of the first quarter of fiscal 2005. American Healthways’ continued growth in this market, which it believes is significantly stronger than its competitors, validates both the value of its proven and comprehensive array of services and the substantial benefit of its strategic decision to pursue this market in partnership with its health plan customers.

•	13 New, Extended or Expanded Health Plan Contracts Since End of Fiscal 2004 – From the end of fiscal 2004 through the first-quarter news release on Dec. 20, 2004, the Company announced four new, extended or expanded health plan contracts, including, as discussed in the first-quarter news release, the second contract expansion for Blue Cross Blue Shield of Massachusetts; a contract expansion with Wellmark, Inc.; a contract with a new customer, Blue Shield of California; and a contract extension with The Regence Group. Since the first-quarter news release, American Healthways has announced eight additional contract expansions with existing health plan customers and one contract with a new health plan customer.

1.	During the second quarter, the Company expanded its contract with Blue Cross and Blue Shield of Kansas City, under which it has been providing diabetes and cardiac disease management services to the health plan’s HMO members since June 2000. Effective Jan. 1, 2005, American Healthways began providing diabetes and cardiac disease management services to the health plan’s eligible PPO members. The contract, which was renewed in 2003, also has been extended through the end of calendar 2006.

2.	American Healthways expanded its agreement with CIGNA HealthCare during the second quarter, effective Jan. 1, 2006, to include the Company’s care enhancement programs for 10 impact conditions, including acid-related stomach disorders, atrial fibrillation, decubitus ulcer, fibromyalgia, hepatitis C, inflammatory bowel disease, irritable bowel syndrome, osteoarthritis, osteoporosis and urinary incontinence. The agreement also extends the CIGNA HealthCare and American Healthways relationship to 2010.

3.	Also in the second quarter, the Company announced an expansion and extension of its contract with Saint Mary’s Health Plans, adding programs for chronic obstructive pulmonary disease, asthma, 11 impact conditions and StatusOne’s high-risk health management to the diabetes and cardiac programs it already provides the health plan’s fully insured members. American Healthways will also provide this full suite of disease management and care enhancement services to the health plan’s self-insured employer groups for the first time. The contract was originated for diabetes in 2000, the cardiac program was added in 2002 and the expanded contract has now been extended for four additional years.

4.	The final second-quarter contract expansion was the addition of the Company’s new depression and tobacco cessation programs to its contract with Blue Cross Blue Shield of Minnesota. Already the nation’s most extensive disease management and care enhancement program, this innovative, 10-year contract also includes the Company’s five chronic disease management programs, 11 impact conditions, StatusOne’s high-risk health management and new programs for oncology and chronic kidney disease (CKD).

5.	Subsequent to the end of the second quarter, the Company expanded its relationship for the second time with Harvard Pilgrim Health Care. From the original contract in June 2001 for the provision of StatusOne’s high risk health management program to Harvard Pilgrim’s fully insured members, American Healthways added its cardiac disease management program in March 2004, representing the first cross-sell of an existing StatusOne customer. As a result of the latest contract, Harvard Pilgrim’s self-insured employer groups will have the option of purchasing American Healthways’ disease management programs for five chronic diseases and 11 impact conditions. The contract was also extended until 2010.

6.	The Company recently announced its third contract expansion with NewQuest, LLC, parent of the HealthSpring companies of Tennessee, Alabama, Texas and Illinois, adding its total population management program of five chronic diseases and 11 impact conditions for HealthSpring’s plan in the Chicago market. The contract originally began in 2002 with the Company providing its total population management program to the commercial and Medicare Advantage populations of HeathSpring of Tennessee. It was expanded in early 2004 to add diabetes and heart disease programs for these populations in HealthSpring’s Texas and Alabama markets and, subsequently, expanded again for the full population management program in those markets.

7.	American Healthways also expanded its contract with WellChoice, Inc., parent company of Empire Blue Cross Blue Shield, New York’s largest health insurer based on HMO and PPO membership. Under the original five-year contract announced in October 2003, the Company’s disease management programs for five chronic diseases and 11 impact conditions are available for Empire’s self insured employers, and disease management programs for five chronic diseases are provided to a portion of Empire’s fully insured members. Through the contract expansion, the Company will provide Empire’s fully insured PPO members, who already receive the asthma and heart failure programs, with programs for diabetes, coronary artery disease and chronic obstructive pulmonary disease.

8.	In addition, the Company expanded its existing contract with HealthPlus of Michigan. The original three-year contract began in May 2003 and included diabetes and heart failure programs. The contract has now been expanded to include the Company’s coronary artery disease management program.

9.	American Healthways today announces the signing of a new contract with Health Plan of Nevada, a wholly owned subsidiary of Sierra Health Plans, for a two-year disease management program for five chronic diseases and 11 impact conditions. The Company will provide these programs to fully insured commercial and Medicare Advantage members in the Reno market.

•	Service Line Expansion through the Introduction of New Management Programs– Since the beginning of fiscal 2004, American Healthways has steadily expanded its array of services, consistent with its strategy of building critical mass by increasing the number of its customers’ members and overall health care spending that it reaches. As discussed above, this strategy produced two additional programs – depression and tobacco cessation — that were introduced during the second quarter of fiscal 2005. These new programs follow the first-quarter introduction of the Company’s programs for CKD and end stage renal disease. In fiscal 2004, American Healthways also launched its oncology disease management program and its StatusOne high-risk health management program. American Healthways intends to continue expanding its health support capabilities to address entire populations for which it can employ the principles of evidence-based medicine and recognized standards of care to improve the quality of care and, thereby, lower its cost.

•	Continued Progress Toward Finalization of CCIP Agreements with CMS – The Company has participated in a continuing series of meetings with CMS to finalize its cooperative agreement related to the pilot awarded the Company under the CCIP and with CIGNA regarding its participation in the CCIP pilot awarded CIGNA. As a result of these meetings, American Healthways remains confident of its ability to meet its performance goals for the pilots, which it continues to believe will be operationally similar to its successful programs for both commercial and Medicare Advantage health plan populations.

•	Further Developments as Industry’s Market Leader – American Healthways’ position of industry leadership is strongly supported by its commitment to wide collaboration with the industry’s thought leaders. For example, last week the Company announced the release of a consensus document on physician pay-for-performance, which is a hotly debated topic in the health care industry as a method to improve health outcomes. To give the physicians a clear voice in the debate, American Healthways and Johns Hopkins convened a summit of more than 200 physicians and industry experts, and the document details their perspective on the issue. This consensus document follows a national poll of consumer attitudes towards pay-for-performance commissioned by Johns Hopkins and the Company, which was issued in the first quarter.

During the second quarter, American Healthways also announced that Dr. Marie Savard had joined the Company in a strategic consulting arrangement and that the Company acquired The Savard SystemTM. Through this system, Dr. Savard has empowered over 45,000 consumers to take greater control of their health by equipping them to create and maintain their health records. American Healthways is working with Dr. Savard to incorporate the system into its disease management and care enhancement programs to help bridge the gaps in health care by giving consumers the tools to optimally manage their health in collaboration with their physicians.

•	Strengthened Financial Position – American Healthways’ substantial second-quarter growth, which generated net cash flow from operations of $10,121,000, enabled the Company to strengthen its balance sheet through further debt reduction. The Company’s total long-term debt was reduced to $18,655,000 at the end of the second quarter from $25,696,000 at the end of the first quarter of fiscal 2005 and $55,038,000 at the end of the second quarter of fiscal 2004. Cash and cash equivalents and short term investments were $35,556,000 at the end of the latest quarter. Stockholders’ equity increased to $176,476,000 at the end of the second quarter of fiscal 2005 from $165,675,000 at the end of the first quarter and $129,628,000 at the end of the second quarter of fiscal 2004.

Third-Quarter Earnings Guidance

        American Healthways today established its guidance for earnings per diluted share for the third quarter of fiscal 2005 in a range of $0.25 to $0.26 compared with $0.19, excluding the impact of incentive bonus revenues of $0.03, for the third quarter of fiscal 2004. The Company also affirmed its established earnings guidance for fiscal 2005 in a range of $1.00 to $1.02 per diluted share, on total revenues in a range of $319 million to $331 million. The Company’s guidance does not include any impact of future incentive bonus revenues. In addition, while the Company expects to incur and record costs in the second half of fiscal 2005 related to finalizing, implementing and/or operating the agreements associated with pilot programs under CMS’s CCIP, the Company’s guidance does not include these costs. The Company will provide further guidance for fiscal 2005 associated with finalizing, implementing and/or operating these CMS pilots once details of the agreements have been finalized.

Summary

         Leedle concluded, “As outlined in this news release, the growth in our lives under management and the substantial activity in both our business development and product development pipelines reflect the accelerating momentum in the disease management industry. Simply put, as the leading provider of disease management and care enhancement services, we are well positioned to leverage this momentum to achieve further profitable growth and increased shareholder value.”

Conference Call

        American Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.americanhealthways.com and clicking Investor Relations, or by going to www.streetevents.com or www.fulldisclosure.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 4620564, and the replay will also be available on the Company’s Web site for the next 12 months. Any material information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available on the Company’s website at www.americanhealthways.com.

Safe Harbor Provisions

        This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include: the timing and costs of implementation, and the effect of regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Company’s ability to finalize and execute agreements with CMS and/or a partner for disease management services under the CCIP; the Company’s ability to accurately forecast performance and the timing of revenue recognition under any potential agreement for disease management services under the CCIP and its other contracts ahead of data collection and reconciliation in order to provide forward-looking guidance; the Company’s ability to sign and implement new contracts for disease management services and care enhancement services; the risks associated with a significant concentration of the Company’s revenues with a limited number of customers; the Company’s ability to effect cost savings and clinical outcomes improvements under disease management and care enhancement contracts and reach mutual agreement with customers and/or CMS with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company to collect contractually earned performance incentive bonuses; the ability of the Company’s customers and/or CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its health plan contracts; the Company’s ability to resolve favorably contract billing and interpretation issues with its customers; the Company’s ability to integrate acquired businesses or technologies into the Company’s business; the Company’s ability to service its debt and make principal and interest payments as those payments become due; the ability of the Company to develop new products and deliver outcomes on those products; the ability of the Company to effectively integrate new technologies and approaches, such as those encompassed in its care enhancement initiatives or otherwise licensed or acquired by the Company, into the Company’s care enhancement platform; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the ability of the Company to implement its care enhancement strategy within expected cost estimates; the ability of the Company to obtain adequate financing to provide the capital that may be necessary to support the growth of the Company’s operations and to support or guarantee the Company’s performance under new contracts; unusual and unforeseen patterns of health care utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services, in the health plans with which the Company has executed a disease management contract; the ability of the health plans to maintain the number of covered lives enrolled in the plans during the terms of the agreements between the health plans and the Company; the Company’s ability to attract and/or retain and effectively manage the employees required to implement its agreements; the impact of litigation involving the Company and/or its subsidiaries; the impact of future state and federal health care and other applicable legislation and regulations on the ability of the Company to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; the Company’s ability to have its internal controls positively attested to by its independent auditors as required by Section 404 of the Sarbanes-Oxley Act of 2002; current geopolitical turmoil and the continuing threat of domestic or international terrorism; general worldwide and domestic economic conditions and stock market volatility; and other risks detailed in the Company’s annual, quarterly, or other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

Company Profile

        American Healthways, Inc. is the nation's leading and largest provider of specialized, comprehensive disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. As of February 28, 2005, the Company had 1,487,000 actual lives under management nationwide. For more information visit www.americanhealthways.com.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended February 28/29,		Six Months Ended February 28/29,
	2005	2004	2005	2004
Revenues	$75,337	$57,122	$146,523	$108,200
Cost of services	48,132	37,020	94,103	71,164

Gross margin	27,205	20,102	52,420	37,036
Selling, general & administrative expenses	7,287	6,022	13,460	11,164
Depreciation and amortization	5,493	4,429	10,955	8,570
Interest	472	890	1,114	1,834

Income before income taxes	13,953	8,761	26,891	15,468
Income tax expense	5,512	3,437	10,687	6,187

Net income	$8,441	$5,324	$16,204	$9,281

Basic income per share:	$0.26	$0.17	$0.49	$0.29

Diluted income per share:	$0.24	$0.15	$0.46	$0.27

Weighted average common shares
and equivalents:
Basic	33,073	32,039	32,997	31,915
Diluted	35,490	34,746	35,390	34,507

American Healthways, Inc.
Statistical Information
(Dollars in thousands)
(Unaudited)
	February 28, 2005	February 29, 2004
Operating Statistics
Actual lives under
management at end of period	1,487,000	1,054,000
Annualized revenue in backlog	$14,360	$18,833

Reconciliation of Diluted Earnings Per Share Excluding Incentive Bonus Revenues to
Diluted Earnings Per Share (EPS), GAAP Basis

Three Months Ended
May 31, 2004
EPS excluding incentive bonus revenues(2)	$0.19
EPS attributable to incentive bonus revenues	0.03

EPS, GAAP basis	$0.22

(2) EPS excluding incentive bonus revenues is a non-GAAP financial measure. The Company excludes incentive bonuses from this measure primarily because of their unpredictability and relies on EPS excluding incentive bonus revenues as a primary measure to review and assess the ongoing operating performance of contracts. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. You should not consider EPS excluding incentive bonus revenues in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)
	February 28, 2005	August 31, 2004 (1)
Assets
Current assets:
Cash and cash equivalents	$28,516	$45,147
Restricted cash	3,454	1,524
Investments	7,040	7,040
Accounts receivable, net
Billed	40,723	33,235
Unbilled	451	866
Other current assets	5,927	5,976
Income taxes receivable	2,483	--
Deferred tax asset	2,271	2,248

Total current assets	90,865	96,036
Property and equipment
Leasehold improvements	9,015	8,730
Computer equipment and related software	57,393	53,379
Furniture and office equipment	15,133	14,514

	81,541	76,623
Less accumulated depreciation	(45,770)	(36,796)

Net property and equipment	35,771	39,827
Other assets	2,595	2,456
Intangible assets, net	18,090	19,854
Goodwill, net	92,398	93,574

Total assets	$239,719	$251,747

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,000	$10,343
Accrued salaries and benefits	10,357	4,616
Accrued liabilities	4,245	4,688
Contract billings in excess of earned revenue	4,916	4,898
Income taxes payable	--	3,294
Current portion of long-term debt	155	12,243
Current portion of long-term liabilities	1,696	1,018

Total current liabilities	26,369	41,100
Long-term debt	18,500	36,562
Long-term deferred tax liability	12,658	12,658
Other long-term liabilities	5,716	5,992
Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized, none outstanding	--	--
Common stock
$.001 par value, 75,000,000 shares authorized,
33,146,305 and 32,857,041 shares outstanding	33	33
Additional paid-in capital	95,852	90,980
Retained earnings	80,591	64,387
Accumulated other comprehensive income	--	35

Total stockholders' equity	176,476	155,435

Total liabilities and stockholders' equity	$239,719	$251,747

(1) Certain items have been reclassified to conform to current classifications.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Six Months Ended February 28/29,
	2005	2004(1)

Cash flows from operating activities:
Net income	$16,204	$9,281
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	10,955	8,570
Amortization of deferred loan costs	272	384
Tax benefit of stock option exercises	2,878	3,781
Increase in accounts receivable, net	(7,073)	(11,574)
Increase in other current assets	(2,490)	(232)
(Decrease) increase in accounts payable	(5,343)	294
Increase (decrease) in accrued salaries and benefits	5,741	(6,179)
(Decrease) increase in other current liabilities	(3,719)	2,947
Other	1,343	1,488
Decrease in other assets	319	170
Payments on other long-term liabilities	(650)	(300)

Net cash flows provided by operating activities	18,437	8,630

Cash flows from investing activities:
Acquisition of property and equipment	(5,035)	(8,538)
Business acquisitions, net of cash acquired	1,176	(60,223)

Net cash flows used in investing activities	(3,859)	(68,761)

Cash flows from financing activities:
Increase in restricted cash	(1,930)	--
Proceeds from issuance of long-term debt	48,000	60,000
Deferred loan costs	(730)	(2,315)
Payments of long-term debt	(78,150)	(6,214)
Exercise of stock options	1,601	1,964

Net cash flows (used in) provided by financing activities	(31,209)	53,435

Net decrease in cash and cash equivalents	(16,631)	(6,696)
Cash and cash equivalents, beginning of period	45,147	34,846

Cash and cash equivalents, end of period	$28,516	$28,150

(1) Certain items have been reclassified to conform to current classifications.